                                                                      EXHIBIT 99

PRESS RELEASE

Contact: Mary Jo Wiegand, Vice President and Director of Investor Relations

================================================================================

            PATTEN CORPORATION ANNOUNCES PRIVATE PLACEMENT OF REAL
           ESTATE MORTGAGE INVESTMENT CONDUIT (REMIC) PASS-THROUGH
                                 CERTIFICATES

================================================================================

        Boca Raton, Florida, July 13, 1995 - Patten Corporation (NYSE:PAT) today announced that it has completed the sale of approximately $66.1 million aggregate principal amount of Class A and Class B Adjustable Rate REMIC Pass-Through Certificates in a private placement. The securities were not registered under federal or state laws and may not be resold absent registration or an applicable exemption from registration requirements. At the date of issue, the interest rate on the $61.3 million aggregate principal amount of Class A Certificates was set at six-month LIBOR plus 1.50%, or 7.25%. The interest rate on the $4.8 million aggregate principal amount of Class B Certificates was set at six-month LIBOR plus 3.55%, or 9.30%.

        The REMIC, which will be serviced by the Company, primarily consists of a pool of fixed and adjustable rate first mortgage loans secured by land property sold by Patten. The outstanding principal balance of the mortgage loans sold to the REMIC trust approximated $68.1 million. A portion of the proceeds from the transaction was used to repay approximately $12.8 million of outstanding debt. An additional $36.3 million was used to retire outstanding securities issued pursuant to an earlier REMIC financing. The balance of the proceeds, after payment of issuance expenses, resulted in an increase to Patten's unrestricted cash of more than $15.8 million.

        Patten Corporation is engaged in the acquisition, development, sale and financing of recreational land, residential land and timeshare resort property. The Company is also engaged in the construction and sale of homes in certain markets. Patten is headquartered in Boca Raton, Florida and operates in twenty of the United States.


                                     xxx